Exhibit 99.2

Madison Financial Corporation

Revocable Proxy

Special Meeting of Shareholders

to be held on [•], 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard M. Thomas and Stuart K. Olds, or either of them, as proxies, with full power to act alone, each with the power to appoint his substitute, to vote the shares of common stock of the undersigned in Madison Financial Corporation (“Madison”) at the Special Meeting of Shareholders to be held on [•] [•], 2015, at [•] .m. Richmond, Kentucky time, at Madison’s office, 1001 Gibson Bay Drive, Second Floor, Richmond, Kentucky, and any and all adjournments and postponements thereof.

If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes below.

The undersigned acknowledges receipt from Madison, prior to the execution of this proxy, of Notice of the Special Meeting of Shareholders and Proxy Statement-Prospectus.

1. To approve the Agreement and Plan of Share Exchange dated as of January 21, 2015 between Madison and Kentucky Bancshares, Inc. (“Kentucky Bancshares”), as described in the accompanying Proxy Statement-Prospectus.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. The approval of the adjournment of the Special Meeting to one or more later dates, if necessary, to permit Madison to solicit additional proxies if there are insufficient votes at the Special Meeting to constitute a quorum or to approve the share exchange proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote “FOR” approval of each of the listed proposals.

MADISON FINANCIAL CORPORATION OFFERS SHAREHOLDERS OF RECORD

TWO WAYS TO VOTE YOUR PROXY

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of voting, 24 hours a day, 7 days a week.

INTERNET VOTING	VOTING BY MAIL

Visit the Internet voting website at www.amstock.com and go to the ‘shareholder’ tab.  Have this proxy card ready and follow the instructions on your screen.  You will incur only your usual Internet charges.  Available 24 hours a day, 7 days a week until 11:59 p.m. on [•], 2015.

Simply sign and date your proxy card and return it in the postage-paid envelope that has been furnished to you.  If you have misplaced that envelope, you may mail your proxy card to: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219[•]. If you are voting by Internet or telephone, please do not mail your proxy card.

Please sign your name exactly as it appears on your stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Date , 2015
Signature*

Signature, if held jointly*

*You may specify your votes by marking the appropriate boxes.  You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation.  If your votes are not specified, this proxy will be voted FOR Items 1 and 2.